UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 6, 2007

(Exact name of Registrant as specified in its charter)

Nevada	0-24806	62-1378182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4080 Jenkins Road Chattanooga, TN	37421
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 510-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Restricted Stock

On April 6, 2007, the Compensation Committee of the Board of Directors (the "Committee") of U.S. Xpress Enterprises, Inc., a Nevada corporation (the "Company"), approved restricted stock awards to certain executive officers of the Company under the Company's 2006 Omnibus Incentive Plan (the "Plan"), previously filed as Appendix A to the Company's Proxy Statement for its 2006 Annual Meeting of Stockholders on April 5, 2006. The Committee established each individual executive officer's restricted stock award after considering a variety of factors, including the performance of the executive officer and the Company. One-third of the restricted stock awards will vest on each of the third through fifth anniversaries of the date of grant. The primary purpose for this delayed time vesting is retention. The secondary purpose is further alignment with stockholder interests. The restricted stock awards contain forfeiture provisions.

The following table sets forth the awards to each executive officer.

	Name and Position	Restricted Shares
	Patrick E. Quinn Co-Chairman, President, and Treasurer	50,000
	Max L. Fuller Co-Chairman, Chief Executive Officer, and Secretary	50,000
	Ray M. Harlin Executive Vice President - Finance and Chief Financial Officer	25,000
	Jeffrey S. Wardeberg Executive Vice President - Operations, Chief Operating Officer	25,000

The terms of the restricted stock awards are governed by the Plan and a written award notice substantially in the form attached to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as Exhibit 10.46.

Base Salary

The Company pays base salaries at levels that reward executive officers for ongoing performance and that enables the Company to attract and retain highly qualified executives, but at a level that is modest enough to properly incentivize executives through the Company's incentive compensation package. Base pay is a critical element of the Company's compensation program because it provides executive officers with stability. Such stability allows executives to focus their attention and efforts on creating stockholder value and on the Company's other business objectives. In determining base salaries for 2007, the Committee considered each executive's qualifications and experience, including, but not limited to, the executive's industry knowledge and the quality and effectiveness of the executive's leadership, scope of responsibilities, past performance, and future potential of providing value to the Company's stockholders.

Base Salaries of Chief Executive Officer and President. After reviewing the Company's financial performance for the fiscal year ended December 31, 2006, and considering the Company's compensation philosophy and the guidelines described above, the Committee approved (i) a $38,750 increase to the base salary of Max L. Fuller (Co-Chairman of the Board, Chief Executive Officer, and Secretary) in consideration for the increasing demands associated with the Company's size and growth, with particular focus on the acquisition and investment program, strategic plan, and equipment program, and (ii) a $38,750 increase to the base salary of Patrick E. Quinn in continued recognition of his growing responsibilities as Co-Chairman, President, and Treasurer and in relation to the Company's size and growth, with particular focus on sales and marketing, government and industry relations, and facilities management. The Committee also increased Messrs. Fuller's and Quinn's salaries in continued recognition of their effectiveness in building organizational talent and depth and executing the Company's growth strategy.

Base Salary of Other Named Executive Officers. After reviewing the Company's financial performance for the fiscal year ended December 31, 2006, and considering the Company's compensation philosophy and the guidelines described above, the Committee approved (i) a $50,000 increase to the base salary of Ray M. Harlin, Executive Vice President of Finance and Chief Financial Officer, in continued recognition of his increased responsibilities relating to, among other things, acquisitions, financing, accounting, information systems, and growth, and (ii) a $65,000 increase to the base salary of Jeffrey S. Wardeberg, Chief Operating Officer, in continued recognition of his increased responsibilities attendant to such position.

The following table reflects the adjustments the Company made to the base salaries of the Company's Named Executive Officers, other than Mr. Walters who serves as president of Arnold Transportation Services, Inc.:

Named Executive Officer and Principal Position	2006 Base Salary ($)	2007 Base Salary ($)
Max L. Fuller, Co-Chairman and Chief Executive Officer	775,000	813,750
Patrick E. Quinn, Co-Chairman and President	775,000	813,750
Ray M. Harlin, Chief Financial Officer	400,000	450,000
Jeffrey S. Wardeberg, Chief Operating Officer	385,000	450,000
TOTAL	2,335,000	2,527,500

Bonus Compensation

For 2006, the Committee set performance-based bonus opportunities under which each of the Company's Named Executive Officers, other than Mr. Walters, was eligible to receive 25% of their respective base salaries in the form of restricted stock and 75% of their respective base salaries in the form of a cash bonus. These awards were based upon us achieving a pre-tax earnings target, which the Company did not achieve in 2006.

Despite not reaching the target in 2006, the Company improved its performance over 2005 in a soft freight environment, the Company was designated as a Forbes Platinum 400 company, Xpress Global Systems, Inc. returned to profitability and generated $4.4 million of operating income, the Company increased its ownership in Arnold Transportation Services and Total Transportation to 80%, the Company acquired a 49% interest in Abilene Motor Express, and the Company achieved the second best performance year in its history. The Named Executive Officers played a key role in these improvements. Accordingly, on April 6, 2007, the Committee approved a $75,000 cash bonus for each of Messrs. Fuller and Quinn and a $50,000 cash bonus for each of Messrs. Harlin and Wardeberg.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. XPRESS ENTERPRISES, INC.

Date: April 6, 2007	By:	/s/RAY M. HARLIN
Ray M. Harlin Chief Financial Officer